UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

Amendment No. 1 to

Current Report

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2018

Impinj, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37824	91-2041398
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Fairview Avenue North, Suite 1200

Seattle, Washington 98109

(Address of principal executive offices, including zip code)

(206) 517-5300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On February 15, 2018, Impinj, Inc. (“Impinj” or the “Company”) filed a Current Report on 8-K (the “Original 8-K”) under Item 2.05 to, among other things, report a restructuring. Pursuant to Item 2.05(d) of Form 8-K, the Company is now filing this Amendment #1 to refine its disclosure related to the amount and timing of its estimated expenses related to the restructuring and provide its estimate of future cash expenditures to be incurred in connection with the restructuring. The disclosure included in Item 2.05 of the Original 8-K otherwise remains unchanged. Item 2.05 of the Original 8-K is amended to read in its entirety as follows:

Item 2.05	Costs Associated with Exit or Disposal Activities.

On February 13, 2018, the management of Impinj began implementation of a restructuring to match strategic and financial objectives and optimize resources for long term growth, including a reduction in force program affecting approximately 9% of the Company’s employees. As part of the restructuring, the Company will also look to reduce leased office space and close some remote offices.

The Company originally estimated expenses relating to these actions at approximately $3.75 million to $4.25 million. At the midpoint of this range, or $4.0 million, this estimate was comprised of a net non-cash restructuring benefit of $0.4 million and a cash restructuring charge of $4.4 million.  The non-cash benefit related to the write-off of leasehold improvements and deferred rent.  The cash restructuring charges, included $1.3 million related to employee severance costs and $3.1 million associated with reduced leased office space and closed remote offices. These estimates were reflected in the non-GAAP to GAAP reconciliation of the Company’s guidance for first quarter 2018 contained in its February 15, 2018 earnings release in which the first quarter 2018 Adjusted EBITDA was adjusted for the entire $4.0 million in restructuring charges, and first quarter non-GAAP net income was adjusted for the $2.7 million representing the entire $4.0 in restructuring charges less $1.3 million in cash expected to be paid in the first quarter 2018.

The Company currently expects net restructuring charges of $4.1 million comprised of cash restructuring charges of $4.6 million, of which $1.3 million relates to employee severance costs and $3.3 million is associated with reduced leased office space and closed remote offices, and a non-cash net restructuring benefit of $0.5 million associated with write-off of leasehold improvements and deferred rent.  The $3.3 million cash charge associated with leased office space incorporates estimates of the time the Company expects to take to sublease the office space as well as the sublease income the Company expects to receive as a result.

This Item 2.05 is being provided to clarify our earlier disclosure and is not intended to confirm or update our previous guidance.  It contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements include, but are not limited to, statements related to the expected costs associated with termination benefits and the financial impact of the overall restructuring actions. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of those risks and uncertainties, which include, without limitation, risks related to cost reduction efforts. These and other risk factors are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2018. In addition, the Company’s workforce reduction costs may be greater than anticipated and the workforce reduction and any future workforce and expense reductions may have an adverse impact on the Company’s development activities and results of operations. Readers should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. The Company disclaims any obligation to update information contained in any forward-looking statements contained in this Item 2.05 whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Impinj, Inc.

By:	/s/ Chris Diorio
Chris Diorio
Chief Executive Officer

Date: April 23, 2018